Exhibit 22

                           SUBSIDIARIES OF THE REGISTRANT

               The subsidiaries listed below have been included in the Consolidated Financial Statements of the Registrant. See Note 1 of Notes to Consolidated Financial Statements.


                                               Place of        Percentage
          Subsidiaries of the Registrant     Incorporation       Owned
          ---------------------------------------------------------------
          Exolon-ESK Company of Canada,      Dominion of          100%
          Ltd.                               Canada

          Norsk Exolon AS                    Kingdom of           100%
                                             Norway

          Exolon-ESK International Sales     U.S. Virgin          100%
          Corp.                              Islands